Exhibit 5.1

Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

2100 IDS Center

80 South Eighth Street

Minneapolis, Minnesota 55402-2112

www.fulbright.com

telephone: (612) 321-2800	facsimile: (612) 321-2288

November 19, 2009

HF Financial Corp.
225 South Main Avenue
Sioux Falls, SD 56104

RE:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to HF Financial Corp., a Delaware corporation (the “Company”), in connection with (i) the Company’s registration statement on Form S-1, as amended (Registration No. 333-162018), and (ii) the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on November 19, 2009 pursuant to Rule 462(b) of the Securities Act of 1933, as amended (as may subsequently be amended, the “Registration Statement”), relating to the registration of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein.  As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials.  We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the underwriting agreement, a form of which has been filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-162018) (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution,

Austin • Beijing • Dallas • Denver • Dubai • Hong Kong • Houston • London • Los Angeles • Minneapolis

Munich • New York • Riyadh • San Antonio • St. Louis • Washington DC

the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI, L.L.P.
Fulbright & Jaworski, L.L.P.